Exhibit 10.4

EXECUTION VERSION

EVERCORE PARTNERS INC.

NOTICE OF AWARD OF INDUCEMENT RESTRICTED STOCK UNITS

Evercore Partners Inc. (the “Company”) hereby awards to the participant identified below a restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Award of Restricted Stock Units (the “Notice”). The Award is intended to qualify as an “employee inducement grant” under the rules of the New York Stock Exchange and is being granted outside of any equity incentive plan previously adopted by the Company. The Award is effective on the grant date indicated below immediately upon the effectiveness of the registration statement covering such Award, and is subject to the terms set forth herein and in the Restricted Stock Unit Award Terms and Conditions attached hereto (the “Terms and Conditions”).

Participant	John S. Weinberg

Grant Date	November 18, 2016

Number of RSUs Granted	900,000

Vesting Schedule	18% of this Award will vest on December 31, 2016, 14% of this Award will vest on March 1, 2018 (the “Reference Vesting Date”) and each of the first, second and third anniversaries of the Reference Vesting Date, and 26% of this Award will vest on the fourth anniversary of the Reference Vesting Date, subject in each case to the Participant’s continued service with one or more of the Company’s Affiliates through the applicable vesting date and subject further to accelerated vesting in certain cases, all as specified in the attached Terms and Conditions.

EVERCORE PARTNERS INC.

By:	/s/ Roger C. Altman
Name:	Roger C. Altman
Title:	Senior Chairman

Date:	November 15, 2016

Attachments:	Restricted Stock Unit Award Terms and Conditions S-8 Prospectus

INDUCEMENT RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS

This document contains the Terms and Conditions of the restricted stock units awarded by the Company to the Participant indicated in the attached Notice.

1. General.

(a) Non-Plan Grant; Incorporation of Certain Terms of Plan. This Award is granted as a stand-alone award separate and apart from, and outside of, the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan (the “Plan”) and any other any equity incentive plan previously adopted by the Company, and shall not constitute an award granted under or pursuant to the Plan or any other such previously adopted equity incentive plan. However, except as otherwise expressly stated herein, this Award shall be governed by terms and conditions identical to those of the Plan, which are incorporated herein by reference, and shall be interpreted in accordance with the Plan. In the event of any conflict between the terms and conditions of this document and the terms and conditions of the Plan, the terms and conditions of this document shall govern. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan, a copy of which has been provided to the Participant.

(b) Employment Inducement Grant. This Award is intended to constitute an “employment inducement award” under rule 303A.08 of the New York Stock Exchange and consequently is intended to be exempt from the New York Stock Exchange rules regarding shareholder approval of equity compensation plans. This document and the terms and conditions of the Award shall be interpreted in accordance with and consistent with such exemption. Shares issued in respect of vested RSUs shall be deemed to have been issued under this Agreement, which constitutes an equity-compensation plan (as defined in the New York Stock Exchange Listed Company Manual) and an employee benefit plan (as defined in Rule 405 under the Securities Act of 1933, as amended). The Company shall cause the Shares issuable in respect of the RSUs to be registered under the Securities Act of 1933, as amended, no later than the Commencement Date (as defined in the Employment Agreement), and thereafter for such registration to be maintained, as required by Section 5(d) of the Employment Agreement.

2. Grant of RSUs. Upon the effectiveness of the registration statement covering the Award, the Company grants to the Participant the number of restricted stock units (“RSUs”) indicated in the Notice, on the terms and conditions hereinafter set forth. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share. The Participant will become vested in the RSUs, and take delivery of the Shares subject thereto, as set forth in these Terms and Conditions.

3. Vesting and Delivery.

(a) Subject to the Participant remaining in continuous service with the Company through the relevant Vesting Event (as hereinafter defined), the Participant shall become vested in the RSUs subject hereto as follows (the occurrence of each such event described herein, a “Vesting Event”):

(i) 18% of the total number of RSUs subject hereto shall become vested on December 31, 2016;

(ii) 14% of the total number of RSUs subject hereto shall become vested on March 1, 2018;

(iii) 14% of the total number of RSUs subject hereto shall become vested on March 1, 2019;

(iv) 14% of the total number of RSUs subject hereto shall become vested on March 1, 2020;

(v) 14% of the total number of RSUs subject hereto shall become vested on March 1, 2021; and

(vi) 26% of the total number of RSUs subject hereto shall become vested on March 1, 2022.

(vii) Any otherwise unvested RSUs shall become one hundred percent (100%) vested upon (A) the occurrence of a Change in Control, (B) the Participant’s death, (C) the Participant’s Disability, (D) a Qualifying Termination (as defined below), or (E) a Qualifying Retirement (as defined below).

(b) Upon cessation of the Participant’s service with the Company for any reason other than death, Disability, Qualifying Termination or Qualifying Retirement, all then unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(c) Upon the occurrence of a Vesting Event, one Share shall be issuable for each RSU that vests on the date of such Vesting Event, subject to the terms and provisions of the Plan and these Terms and Conditions (including, without limitation, Section 3(e) below and the last sentence of this Section 3(c)). Thereafter, upon satisfaction of any required tax withholding obligations, except as otherwise provided in Section 3(d) and Section 3(e) below, and the subject to the last sentence of this Section 3(c), the Company shall deliver to the Participant Shares underlying any vested RSUs as soon as practicable (but in no event later than 15 calendar days after the Vesting Event). It is the Company’s intention to deliver to the Participant Shares underlying any vested RSUs but the Company may, in its sole discretion, deliver a cash payment equal to the equivalent Fair Market Value at such time of such Shares.

(d) In the event of a Vesting Event described in Section 3(a)(vii)(D) (a Qualifying Termination), each Share issuable in respect of an RSU then vesting will be delivered by the Company, following satisfaction of applicable tax withholding requirements, on the earliest of (A) the date the RSU would otherwise have vested (but for a cessation of the Participant’s service) under Sections 3(a)(i)-(vi) (scheduled vesting dates), (B) Section 3(a)(vii)(A) (Change in Control), (C) Section 3(a)(vii)(B) (death), (D) Section 3(a)(vii)(C) (Disability), and (E) the earlier of the first business day that is 120 days after the date of the Qualifying Termination and March 15th of the year immediately following the year in which the Qualifying Termination occurs; provided that, within 30 days following such termination, the Participant has executed the Release (as defined in, and required by, the Employment Agreement) and such release has become irrevocable. If the Participant fails to timely satisfy the release requirement described in the preceding sentence, any RSUs vesting under Section 3(a)(vii)(D) and any Shares in respect of such RSUs otherwise issuable under this paragraph will be forfeited and the Participant will have no further rights hereunder.

(e) In the event of a Vesting Event described in Section 3(a)(vii)(E) (Qualifying Retirement), following satisfaction of applicable tax withholding requirements, each Share issuable in respect of an RSU then vesting will be delivered by the Company on the earliest of (A) the first anniversary of the Qualifying Retirement (and in no event later than March 15th of the year immediately following the year in which the Qualifying Retirement occurs), (B) Section 3(a)(vii)(A) (Change in Control), (C) Section 3(a)(vii)(B) (death) and (D) Section 3(a)(vii)(C) (Disability); provided that, in any case, no cancellation of the RSU is required pursuant to Section 12. If the forfeiture of an RSU is required pursuant to Section 12, the RSU will be cancelled and the Participant (and his heirs or intestate successors) will have no further rights in respect thereof.

(f) In the event of the death of the Participant, the delivery of Shares under this Section 3 shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the delivery of Shares under this Section 3 shall be made to the person or persons to whom the Participant’s rights with respect to this Award shall pass by will or by the applicable laws of descent and distribution.

(g) For purposes of these Terms and Conditions, service with the Company will be deemed to include service with the Company’s Affiliates, but only during the period of such affiliation.

4. Certain Definitions. For purposes of these Terms and Conditions and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:

(a) “Cause” shall have the meaning set forth in, and be effectuated pursuant to the procedures applicable under, Sections 8(a)(ii) and (iii) of the Employment Agreement.

(b) “Change in Control” shall have the meaning set forth in the Plan.

(c) “Disability” shall have the meaning set forth in the Plan; provided that with respect to any provision of this Agreement providing for the issuance of Shares in connection with a Disability, no issuance of Shares will be made unless the Disability qualifies as a disability within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(d) “Employment Agreement” means the Employment Agreement by and among the Participant, the Company and Evercore LP, dated as of November 15, 2016, as amended from time to time.

(e) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(f) “Qualifying Retirement” means a resignation of employment on or following January 15, 2022 without Good Reason; provided that the Participant has completed one year of service with the Company after providing the Company with written notice of his intent to retire, which notice may not be provided earlier than January 15, 2021.

(g) “Qualifying Termination” means a termination of employment by the Company without Cause or Participant’s resignation for Good Reason.

5. Adjustments upon Certain Events. The Committee shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and RSUs subject hereto, in a manner consistent with Section 9(a) of the Plan and restricted stock unit awards granted under the Plan and held by other senior executives of the Company.

6. No Right to Continued Employment. Neither the Notice nor these Terms and Conditions shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under the Notice or these Terms and Conditions, except as otherwise expressly provided herein.

7. No Acquired Rights. This Award has been granted entirely at the discretion of the Committee. The grant of this Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).

8. No Rights of a Stockholder; Dividend Equivalent Payments.

(a) The Participant shall not have any rights or privileges as a stockholder of the Company, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.

(b) The foregoing notwithstanding:

(i) if the Company declares and pays a cash dividend or distribution with respect to its Shares, the Company shall credit the Participant with a dollar amount equal to the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of RSUs outstanding hereunder on the dividend or distribution record date for which no Vesting Event has yet occurred (the “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited under this paragraph will be subject to the same terms and conditions (including the same vesting and delivery schedule, but not including the right to be credited with additional dividend equivalent rights under this section) as the RSUs outstanding hereunder on the applicable dividend or distribution record date for which no Vesting Event has yet occurred and shall be considered part of the Award under this Agreement; provided, however, that the Company will decide in its sole discretion to pay Dividend Equivalent Rights in Shares, in cash or in a combination thereof, in each case, without interest; and

(ii) if the Company declares and pays a cash dividend or distribution with respect to its Shares after the occurrence of a Vesting Event with respect to particular RSUs but before Shares are issued in respect thereof, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he been the record holder of those Shares on the record date of such dividend or distribution. Such special cash payment will be subject to withholding for applicable taxes and will be payable within 30 days of the date such dividend or distribution is payable to shareholders generally.

9. Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable, including under the Notice, these Terms and Conditions or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.

10. Transferability of RSUs. Except as set forth in Section 3(f), the RSUs (and, prior to their actual issuance, the Shares subject hereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 10 shall be void and unenforceable.

11. Withholding. The Company or any Affiliate shall have the right and are hereby authorized to withhold from any Shares issuable in respect of the RSU or amounts in respect of the Dividend Equivalent Right under this Award, or from any other compensation or amount owing to the Participant, applicable withholding taxes with respect to this Award to satisfy all obligations for the payment of such taxes, at the time any such taxes become due.

12. Restrictive Covenants.

(a) The Participant has agreed to be bound by certain restrictive covenants during his service to the Company and following the cessation of that service for any reason pursuant to the terms of the Confidentiality, Non-Solicitation and Proprietary Information Agreement attached as Exhibit D to the Employment Agreement (such covenants, the “Restrictive Covenants”). As a condition to the issuance or delivery of Shares in respect of RSUs, the Participant may be required to (i) certify, in a manner acceptable to the Company, that he continues to be in compliance with the Restrictive Covenants and (ii) irrevocably appoint the Company as his agent and attorney-in-fact to take any actions necessary or appropriate to facilitate enforcement of this Section 12, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in the Participant’s name and on his behalf.

(b) If the Participant violates any of the terms of the Restrictive Covenants, then the Participant will immediately forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered within the time periods set forth in Section 3 (it being understood that nothing in this Section 12 is intended to or shall be interpreted to extend the time periods of any Restrictive Covenants), and no such Shares shall be deliverable. In addition, in the event of such conduct, the Participant will forfeit to the Company any amount or distribution payable pursuant to the Dividend Equivalent Right under Section 8(b) in respect of the forfeited RSUs that related to such Shares.

(c) The remedies contained in this section will be in addition to, not in lieu of, any other available remedies.

13. Section 409A of the Code.

(a) The Award is intended to be exempt from Section 409A of the Code pursuant to the short-term deferral exception and should be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan, the Notice or these Terms and Conditions to the contrary, if it is determined that the Award constitutes deferred compensation within the meaning of Section 409A of the Code, it is intended that the provisions of the Award comply with Section 409A of the Code, and all provisions of the Plan, the Notice and these Terms and Conditions shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code, and if Section 409A of the Code requires a delivery or payment event to qualify as a permissible payment event under Section 409A of the Code (i.e., Change in Control or Disability), the provisions of the Award shall be deemed to provide that such delivery or payment event (but not the right to vesting) is required to be (and is defined herein as) a permissible event under Section 409A of the Code. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any portion of the Award that is considered “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of the Award is designated as a separate payment.

(b) Notwithstanding anything in the Plan, the Notice or these Terms and Conditions to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, if the Award or any portion thereof constitutes “deferred compensation” within the meaning of Section 409A of the Code, no Shares in respect thereof or payments with respect to the Dividend Equivalent Right that would otherwise be delivered or paid upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be delivered or paid to the Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all Shares so delayed will be delivered in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c) If the period during which the Participant has discretion to execute and/or revoke a release of claims straddles two calendar years, the issuance of Shares and the payments in respect of the Dividend Equivalent Right, to the extent such Award constitutes deferred compensation within the meaning of Section 409A of the Code, shall commence as soon as practicable in the second of the two calendar years, regardless of within which calendar year the Participant actually delivers the executed release of claims. Consistent with Section 409A of the Code, the Participant may not, directly or indirectly, designate the calendar year of payment.

14. Choice of Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW.

15. Amendment. The Notice and these Terms and Conditions may only be amended in writing.

[Remainder of page intentionally left blank]

7